Rhinebeck Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2022

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 28, 2022 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2022 of $2.0 million ($0.19 per basic and $0.18 per diluted share), which was $536,000, or 20.9%, less than the comparable prior year period. Net income for the six months ended June 30, 2022 of $4.1 million ($0.38 per basic and $0.37 per diluted share), was $1.8 million, or 30.6%, less than the same period last year.

The decrease in net income was primarily due to an increase in the provision for loan losses of $1.5 million and $1.8 million for the three and six months ended June 30, 2022, respectively. The Company recorded a credit to the provision for both the three and six months ended June 30, 2021 as compared to an expense for the three and six months ended June 30, 2022. For both 2022 periods, an increase in net interest income was partially offset by a decrease in non-interest income and an increase in non-interest expense. The Company’s return on average assets and return on average equity were 0.63% and 7.06%, respectively, for the second quarter of 2022 as compared to 0.86% and 8.54%, respectively, for the second quarter of 2021. The Company’s return on average assets and return on average equity were 0.64% and 6.86%, respectively, for the first six months of 2022 as compared to 1.01% and 9.95%, respectively, for the first six months of 2021.

President and Chief Executive Officer Michael J. Quinn said, “Our assets continued to grow with loan balances increasing by $72 million, or 8.4%, in the first six months of the year.  This, combined with rising rates, produced growth in net interest income (pre-provision) of $2.1 million, or 10.9%.  This helped offset rising operating costs which reflected our expansion undertakings and the impacts of increasing inflation.  Our continuing challenge will be to maintain or improve this level of growth while finding ways to manage the continuing impacts of inflation on our operations.”

Income Statement Analysis

Net interest income increased $1.7 million, or 19.0%, to $10.9 million for the three months ended June 30, 2022, from $9.1 million for the three months ended June 30, 2021. Year to date net interest income increased $2.1 million, or 10.9%, to $21.0 million compared to $18.9 million for the prior year six-month period. Quarter over quarter the improvement was driven by higher interest-earning asset balances, higher loan and investment yields, and lower costs for deposits and borrowings. For the three months ended June 30, 2022, the average balances of interest-earning assets grew by $78.8 million to $1.20 billion and the average yields improved by 26 basis points to 3.92%, while the costs of deposits fell by 15 basis points to 0.42%. When comparing year to date periods, the average balance of interest-earning assets grew by $95.0 million while the average yields fell slightly by 6 basis points to 3.82%. The cost of interest-bearing liabilities which fell by 20 basis points to 0.42%.

The provision for loan losses increased by $1.5 million, from a credit to the provision of $1.1 million for the quarter ended June 30, 2021 to an expense of $346,000 for the current quarter. The provision for loan losses increased by $1.8 million, from a credit to the provision of $1.2 million for the six months ended June 30, 2021 to an expense of $567,000 for the six months ended June 30, 2022. The credit to the provision for the three and six months ended June 30, 2021 was primarily attributable to a decline in loan balances, exclusive of PPP loans, a reduction in specific allocations to the allowance for loan losses and a general improvement in the economic conditions as our customers showed signs of recovering from the pandemic. An increase in indirect loan balances in 2022 was the primary factor leading to the increase in the provision.

Recoveries outpaced charge-offs, resulting in net recoveries of $123,000 and $13,000 for the quarters ended June 30, 2022 and 2021, respectively. A net recovery for the six months ended June 30, 2022 totaled $43,000 compared to a net charge-off of $290,000 for the comparable period in 2021. The year-to-date net recoveries in 2022 were primarily due to a $143,000 recovery of a residential mortgage loan, pricing gains on the sales of repossessed vehicles as used car prices have risen significantly, and an improvement in the overall economic environment. There was a general overall improvement in loan quality during the first six months of 2022 as overdue account balances fell $75,000, we had net recoveries of $43,000, and non-performing assets decreased $2.1 million.

Non-interest income totaled $1.5 million for the three months ended June 30, 2022, a decrease of $353,000, or 19.0%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to the increasing interest rate environment. Gain on sales of mortgage loans decreased $325,000, or 52.6%, compared to the prior year quarter as the Company sold $7.2 million of residential mortgage loans in the second quarter of 2022 as compared to $15.3 million in the second quarter of 2021. A net realized loss on the sale of securities of $162,000 in the second quarter of 2022 also contributed to the decrease in non-interest income. These decreases were partially offset by an increase in service charges on deposit accounts of $88,000, or 14.2%, as transaction volume increased.

For the six months ended June 30, 2022, total non-interest income decreased $883,000, or 21.6%. The reduction between periods was mostly due to the decrease in the gain on the sale of mortgage loans of $984,000 or 58.7%, the 2021 one-time gain from the collection of a life insurance claim of $195,000 and a net realized loss in 2022 from the sale of securities of $162,000, partially offset by an increase in service charges on deposit accounts of $185,000, an improvement in investment advisory income of $128,000, a $64,000 increase in the cash value of life insurance, and a net improvement of $83,000 in other income items.

For the second quarter of 2022, non-interest expense totaled $9.5 million, an increase of $609,000, or 6.9%, over the comparable 2021 period. The increase was primarily due to an increase in salaries and benefits of $522,000, or 10.5%, due to the addition of new positions, annual merit increases, production incentives and employee benefit increases, as well as the competitive pressures of the current job market. For the three months ended June 30, 2022, occupancy expenses increased $161,000, or 15.5%, primarily resulting from inflationary pressures on our service contracts. Marketing expense increased by $55,000, data processing costs increased $32,000 and FDIC insurance costs increased $24,000. These increases were partially offset by decreased professional fees of $49,000 and a decrease in other non-interest expenses of $129,000, or 8.4%.

For the six months ended June 30, 2022, non-interest expense totaled $18.6 million, an increase of $1.8 million, or 10.5%, over the comparable 2021 period. The increase was primarily due to an increase in salaries and benefits of $1.4 million, or 15.1%, due to branch expansion, new position openings, annual merit increases, production incentives and employee benefit increases, as well as the competitive pressures of the current job market. For the six months ended June 30, 2022, occupancy expenses increased $305,000, or 15.3%, as a result of the additional rent, depreciation and other expenses related to branch expansion. The addition of branches was also primarily responsible for increased data processing costs of $123,000, increased marketing expense of $84,000 and increased FDIC insurance costs of $35,000. These increases were partially offset by decreased professional fees of $63,000 and a decrease in other non-interest expenses of $178,000, or 6.2%.

Balance Sheet Analysis

Total assets increased $11.6 million, or 0.9%, to $1.29 billion at June 30, 2022 from $1.28 billion at December 31, 2021. Net loans increased $72.2 million, or 8.4%, primarily due to a large increase in our indirect automobile loan portfolio. Indirect automobile loans increased $52.5 million, or 13.7%, and commercial real estate increased $26.1 million, or 8.4%, while commercial and industrial loans decreased $12.9 million, or 12.3%.  Available for sale securities decreased $34.7 million, or 12.4%, primarily due to paydowns, sales, calls and maturities of $42.9 million and an increase of $20.8 million in unrealized market losses, partially offset by $29.2 million in purchases. Cash and due from banks decreased $32.2 million, or 44.6%, primarily due to a decrease in deposits held at the Federal Reserve Bank of New York. Deferred tax assets increased $4.6 million mostly in relation to the increase in unrealized losses on securities.

Past due loans remained fairly stable between December 31, 2021 and June 30, 2022, finishing at $13.4 million, or 1.5% of total loans, down from $13.5 million, or 1.6% of total loans at year-end 2021. Our allowance for loan losses as a percentage of total gross loans was 0.88% at June 30, 2022 as compared to 0.89% at December 31, 2021.

Total liabilities increased $24.3 million, or 2.1%, to $1.18 billion at June 30, 2022 from $1.16 billion at December 31, 2021. The increase was due to an increase in deposits of $10.4 million, or 1.0%. Interest bearing deposits increased $20.9 million, or 2.7%, while non-interest bearing deposits decreased $10.5 million, or 3.3%. Increases in advances from the Federal Home Loan Bank of $5.8 million, mortgagors’ escrow accounts of $3.5 million, and accrued expenses and other liabilities of $4.6 million also contributed to the increase in liabilities.

Stockholders' equity decreased $12.6 million, or 10.0%, to $113.3 million at June 30, 2022, primarily due to a $16.5 million increase in accumulated other comprehensive loss on available for sale securities related to current market conditions, partially offset by net income of $4.1 million. The Company's ratio of average equity to average assets was 9.37% for the six months ended June 30, 2022 and 10.02% for the year ended December 31, 2021.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes or a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the continuing impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest and Dividend Income
Interest and fees on loans	$10,727	$9,650	$20,808	$20,320
Interest and dividends on securities	968	574	1,842	937
Other income	44	13	63	32
Total interest and dividend income	11,739	10,237	22,713	21,289
Interest Expense
Interest expense on deposits	766	930	1,511	1,950
Interest expense on borrowings	106	178	221	428
Total interest expense	872	1,108	1,732	2,378
Net interest income	10,867	9,129	20,981	18,911
Provision for (credit to) loan losses	346	(1,148)	567	(1,217)
Net interest income after provision for (credit to) loan losses	10,521	10,277	20,414	20,128
Non-interest Income
Service charges on deposit accounts	706	618	1,412	1,227
Net realized loss on sales and calls of securities	(162)	—	(162)	—
Net gain on sales of loans	293	618	693	1,677
Increase in cash surrender value of life insurance	161	160	318	254
Gain on disposal of premises and equipment	—	—	—	17
Gain on life insurance	—	—	—	195
Investment advisory income	363	358	703	575
Other	142	100	250	150
Total non-interest income	1,503	1,856	3,214	4,097
Non-interest Expense
Salaries and employee benefits	5,517	4,995	11,036	9,587
Occupancy	1,199	1,038	2,297	1,992
Data processing	456	424	942	819
Professional fees	479	528	873	936
Marketing	201	146	318	234
FDIC deposit insurance and other insurance	194	170	376	341
Other real estate owned expense	—	2	—	3
Amortization of intangible assets	24	29	51	42
Other	1,415	1,544	2,697	2,875
Total non-interest expense	9,485	8,876	18,590	16,829
Income before income taxes	2,539	3,257	5,038	7,396
Provision for income taxes	510	692	956	1,510
Net income	$2,029	$2,565	$4,082	$5,886

Earnings per common share:
Basic	$0.19	$0.24	$0.38	$0.55
Diluted	$0.18	$0.23	$0.37	$0.54

Weighted average shares outstanding, basic	10,820,802	10,748,688	10,818,075	10,745,961
Weighted average shares outstanding, diluted	10,992,428	10,928,343	11,001,460	10,902,916

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
Assets
Cash and due from banks	$39,922	$72,091
Available for sale securities (at fair value)	245,628	280,283
Loans receivable (net of allowance for loan losses of $8,169 and $7,559, respectively)	927,188	854,967
Federal Home Loan Bank stock	1,731	1,322
Accrued interest receivable	3,298	3,366
Cash surrender value of life insurance	29,449	29,131
Deferred tax assets (net of valuation allowance of $470 and $454, respectively)	7,962	3,352
Premises and equipment, net	19,067	19,183
Goodwill	2,235	2,235
Intangible assets, net	382	433
Other assets	15,948	14,803
Total assets	$1,292,810	$1,281,166
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$304,314	$314,814
Interest bearing	808,115	787,185
Total deposits	1,112,429	1,101,999

Mortgagors’ escrow accounts	12,596	9,130
Advances from the Federal Home Loan Bank	23,806	18,041
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	25,483	20,872
Total liabilities	1,179,469	1,155,197

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,296,103 at June 30, 2022 and December 31, 2021)	113	113
Additional paid-in capital	46,881	46,573
Unearned common stock held by the employee stock ownership plan	(3,601)	(3,709)
Retained earnings	93,709	89,627
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(19,198)	(2,734)
Defined benefit pension plan, net of taxes	(4,563)	(3,901)
Total accumulated other comprehensive loss	(23,761)	(6,635)
Total stockholders’ equity	113,341	125,969
Total liabilities and stockholders’ equity	$1,292,810	$1,281,166

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2022	2021	2022	2021	2021

Performance Ratios (1):

Return on average assets (2)	0.63%	0.86%	0.64%	1.01%	0.95%
Return on average equity (3)	7.06%	8.54%	6.86%	9.95%	9.49%
Net interest margin (4)	3.63%	3.26%	3.52%	3.45%	3.45%
Efficiency ratio (5)	76.68%	80.80%	76.83%	73.14%	75.82%
Average interest-earning assets to average interest-bearing liabilities	142.77%	143.82%	143.95%	143.86%	144.89%
Total gross loans to total deposits	83.06%	84.20%	83.06%	84.20%	77.45%
Average equity to average assets (6)	8.97%	10.05%	9.37%	10.18%	10.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.88%	1.17%	0.88%	1.17%	0.89%
Allowance for loan losses as a percent of non-performing loans	178.01%	151.70%	178.01%	151.70%	113.01%
Net recoveries (charge-offs) to average outstanding loans during the period	0.01%	0.00%	0.00%	(0.03)%	(0.05)%
Non-performing loans as a percent of total gross loans	0.50%	0.77%	0.50%	0.77%	0.78%
Non-performing assets as a percent of total assets	0.35%	0.56%	0.35%	0.56%	0.52%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.95%	13.08%	11.95%	13.08%	12.76%
Total capital (to risk-weighted assets)	12.71%	14.21%	12.71%	14.21%	13.54%
Common equity Tier 1 capital (to risk-weighted assets)	11.95%	13.08%	11.95%	13.08%	12.76%
Tier 1 leverage ratio (to average total assets)	9.80%	9.69%	9.80%	9.69%	9.65%

Other Data:
Book value per common share			$ 10.03	$ 10.78	$ 11.15
Tangible book value per common share(8)			$ 9.80	$ 10.54	$ 10.92

(1)	Performance ratios for the three and six months ended June 30, 2022 and 2021 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	June 30,		December 31,
	2022	2021	2021
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$113,341	$121,862	$125,969
Total shares outstanding	11,296	11,303	11,296
Book value per common share	$10.03	$10.78	$11.15
Total common equity
Total equity (GAAP)	$113,341	$121,862	$125,969
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets	(382)	(487)	(433)
Tangible common equity (non-GAAP)	$110,724	$119,140	$123,301
Tangible book value per common share
Tangible common equity (non-GAAP)	$110,724	$119,140	$123,301
Total shares outstanding	11,296	11,303	11,296
Tangible book value per common share	$9.80	$10.54	$10.92

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com